Exhibit 99.1

Heritage Commerce Corp Earnings increase 35% to $4.5 Million for the Second Quarter of 2015 from the Seond Quarter of 2014

San Jose, CA – July 23, 2015 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank” or “HBC”), today reported that net income increased 35% to $4.5 million, or $0.14 per average diluted common share, for the second quarter of 2015, compared to $3.3 million, or $0.10 per average diluted common share for the second quarter of 2014, and increased 8% from $4.1 million, or $0.13 per average diluted common share for the first quarter of 2015.  For the six months ended June 30, 2015, net income increased 35% to $8.6 million, or $0.27 per average diluted common share, from $6.4 million, or $0.20 per average diluted common share, for the six months ended June 30, 2014.  All results are unaudited.

“We achieved record pre-tax income for the second quarter of 2015, reflecting the overall strength and diversity of our business and the robust economy of the San Francisco Bay Area markets in which we operate.  Highlighting our strong operating performance were solid revenue growth, an increase in core deposits, and an expanding net interest margin,” said Walter Kaczmarek, President and Chief Executive Officer.  “Loan growth continued to be strong at 14% year-over-year and 3% on a linked quarter basis.  Total commercial and residential real estate loans increased 12% and C&I loans increased 13% year-over-year.  Growth in most of our loan categories highlights our ability to deepen and grow customer relationships, as well as gain new customers and market share.  Bay View Funding, acquired in November 2014, is expanding our franchise and is positively impacting interest income and net interest margin.”

“Deposits, excluding all time deposits and CDARS deposits, increased 19% year-over-year, and 2% on a linked-quarter basis,” added Mr. Kaczmarek.  “At the end of the first quarter of 2015, we announced our plans to acquire Focus Business Bank, and we expect this acquisition will generate considerable operating synergies. We remain on schedule for a closing in the third quarter of 2015.”
Second Quarter 2015 Highlights (as of, or for the period ended June 30, 2015, except as noted):
♦
Diluted earnings per share increased 40% to $0.14 for the second quarter of 2015, compared to $0.10 for the second quarter of 2014, and increased 8% from $0.13 for the first quarter of 2015.  Diluted earnings per share increased 35% to $0.27 for the first six months of 2015, compared to $0.20 per diluted share for the first six months of 2014.

♦
Reflecting strong balance sheet growth, net interest income increased 29% to $17.6 million for the second quarter of 2015, compared to $13.7 million for the second quarter of 2014, and increased 5% from $16.9 million for the first quarter of 2015.  For the first six months of 2015, net interest income increased 28% to $34.5 million, compared to $27.0 million for the first six months of 2014.

♦
The fully tax equivalent (“FTE”) net interest margin increased 59 basis points to 4.66% for the second quarter of 2015, from 4.07% for the second quarter of 2014, primarily due to loan growth, higher yields on securities, and revenue from the higher yielding Bay View Funding factored receivables portfolio, and a special dividend of $203,000 paid by the San Francisco Federal Home Loan Bank (“FHLB”). The net interest margin increased 8 basis points for the second quarter of 2015, from 4.58% for the first quarter of 2015 primarily due to loan growth and the special dividend paid by the FHLB.  For the first six months of 2015, net interest margin increased 56 basis points to 4.62%, compared to 4.06% for the first six months of 2014, primarily due to revenue from the higher yielding Bay View Funding factored receivables portfolio, and the special dividend paid by the FHLB.

♦	Solid performance ratios include a return on average tangible assets of 1.09%, a return on average tangible equity of 10.49%, and an efficiency ratio of 63.70% for the second quarter of 2015.
♦	Loans (excluding loans-held-for-sale) increased 14% to $1.13 billion at June 30, 2015, compared to $990.3 million at June 30, 2014, and increased 3% from $1.10 billion at March 31, 2015.
♦
Nonperforming assets (“NPAs”) declined to $5.3 million, or 0.31% of total assets, at June 30, 2015, compared to $8.7 million, or 0.59% of total assets, at June 30, 2014, and $8.4 million, or 0.51% of total assets, at March 31, 2015.

♦
Classified assets, net of Small Business Administration (“SBA”) guarantees, decreased 52% to $11.2 million at June 30, 2015, from $23.1 million at June 30, 2014, and decreased 33% from $16.6 million at March 31, 2015.

♦
The Company had net recoveries of $181,000 for the second quarter of 2015, compared to net charge-offs of $27,000 for the second quarter of 2014, and net recoveries of $235,000 for the first quarter of 2015.

♦
There was a $22,000 provision for loan losses for the second quarter of 2015, compared to a $198,000 credit provision for loan losses for the second quarter of 2014, and a $60,000 credit provision for loan losses for the first quarter of 2015.  There was a $38,000 credit provision for loan losses for the six months ended June 30, 2015, compared to a $208,000 credit provision for loan losses for the six months ended June 30, 2014.

♦	The allowance for loan losses (“ALLL”) was 1.65% of total loans at June 30, 2015, compared to 1.88% at June 30, 2014, and 1.68% at March 31, 2015.
♦
Deposits totaled $1.45 billion at June 30, 2015, compared to $1.27 billion at June 30, 2014, and $1.42 billion at March 31, 2015.  Deposits (excluding all time deposits and CDARS deposits) increased $187.1 million, or 19%, to $1.19 billion at June 30, 2015, from $1.00 billion at June 30, 2014, and increased $24.2 million, or 2%, from $1.17 billion at March 31, 2015.

♦
As of January 1, 2015, along with other community banking organizations, we became subject to new capital requirements, and certain provisions of the new rules will be phased in from 2015 through 2019 under Basel III and Dodd-Frank.  The Company’s consolidated capital ratios and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at June 30, 2015.

Capital Ratios	Heritage Commerce Corp	Heritage Bank of Commerce	Well-Capitalized Financial Institution Basel III Regulatory Guidelines

Total Risk-Based	13.0%	12.6%	10.0%
Tier 1 Risk-Based	11.8%	11.3%	8.0%
Common Equity Tier 1 Risk-based	10.5%	11.3%	6.5%
Leverage	10.6%	10.2%	5.0%

Focus Business Bank Merger Update

On April 23, 2015, the Company and Focus Business Bank (“Focus”) jointly announced the execution of a definitive agreement and plan of merger and reorganization whereby Focus will merge into Heritage Bank of Commerce in a transaction valued at approximately $59.0 million. The transaction combines two of the leading commercial banking franchises in San Jose, California with more than $2 billion in combined assets.  Shareholders of Focus will receive a fixed exchange ratio at closing of 1.8235 shares of the Company’s common stock for each share of Focus common stock. Based on the Company’s stock price as of June 30, 2015, total consideration for each Focus share would be $17.52.
The Company and the Bank have received regulatory approvals from both the Federal Reserve Board of San Francisco and the California Department of Business Oversight for the merger of the Company and Focus. The transaction is subject to the approval of the shareholders of the Company and Focus.  The Company and Focus will hold their respective special shareholder meetings on August 11, 2015, at 1:00 p.m. PDT. The transaction is expected to close in the third quarter of 2015, pending shareholder approval and the satisfaction of other customary closing conditions.
Focus is a California-based bank with approximately $408 million in assets at June 30, 2015, with a single branch located in downtown San Jose, CA. As of June 30, 2015, on a pro forma consolidated basis, the combined company would have had approximately $2 billion in assets.  The pre‑tax acquisition costs incurred by the Company related to the Focus transaction totaled $542,000 during the first six months of 2015, of which $423,000 was incurred during the second quarter of 2015, and $119,000 was incurred during the first quarter of 2015.
Operating Results
Primarily as a result of growth in the loan portfolio, contribution to revenue from Bay View Funding, a special dividend of $203,000 paid by the FHLB, and increases in core deposits, net interest income increased 29% to $17.6 million for the second quarter of 2015, compared to $13.7 million for the second quarter of 2014, and increased 5% from $16.9 million for the first quarter of 2015. Net interest income increased 28% to $34.5 million for the six months ended June 30, 2015, compared to $27.0 million for the six months ended June 30, 2014.
The net interest margin (FTE) expanded to 4.66% for the second quarter of 2015, compared to 4.07% for the second quarter of 2014, and 4.58% for the first quarter of 2015.  For the six months ended June 30, 2015, net interest margin increased 56 basis points to 4.62%, from 4.06% for the six months ended June 30, 2014. The increase was primarily due to revenue from the higher yielding Bay View Funding factored receivables portfolio, and the special dividend paid by the FHLB.
There was a $22,000 provision for loan losses for the second quarter of 2015, compared to a $198,000 credit provision for loan losses for the second quarter of 2014, and a $60,000 credit provision for loan losses for the first quarter of 2015. There was a $38,000 credit provision for loan losses for the six months ended June 30, 2015, compared to a $208,000 credit provision for loan losses for the six months ended June 30, 2014.
Noninterest income was $2.2 million for the second quarter of 2015, compared to $2.0 million for the second quarter of 2014, and $1.9 million for the first quarter of 2015.  For the six months ended June 30, 2015 and June 30, 2014, noninterest income was $4.1 million.
Total noninterest expense for the second quarter of 2015 increased to $12.6 million, from $10.8 million for the second quarter of 2014, and increased from $12.3 million for the first quarter of 2015.  Noninterest expense for the six months ended June 30, 2015 increased 17% to $24.9 million, compared to $21.3 million for the six months ended June 30, 2014. The increase in noninterest expense for the second quarter and six months ended June 30, 2015, was primarily due to the operating costs of Bay View Funding and costs related to the Focus transaction.  The pre‑tax acquisition costs incurred by the Company related to the Focus transaction totaled $542,000 during the first six months of 2015, of which $423,000 was incurred during the second quarter of 2015, and $119,000 was incurred during the first quarter of 2015.  Full time equivalent employees were 243, 203, and 243 at June 30, 2015, June 30, 2014, and March 31, 2015, respectively.
Primarily due to a higher net interest income, the efficiency ratio for the second quarter of 2015 improved to 63.70%, compared to 68.45% for the second quarter of 2014, and 65.35% for the first quarter of 2015.  The efficiency ratio for the six months ended June 30, 2015 was 64.51%, compared to 68.57% for the six months ended June 30, 2014. The decrease in the efficiency ratio in the second quarter and six months ended June 30, 2015 compared to the same periods in 2014 was primarily due to higher net interest income and noninterest income, partially offset by higher noninterest expense.
Income tax expense for the second quarter of 2015 was $2.7 million, compared to $1.8 million for the second quarter of 2014, and $2.4 million for the first quarter of 2015. The effective tax rate for the second quarter of 2015 increased to 37.5%, compared to 35.6% for the second quarter of 2014 and 37.0% for the first quarter of 2015.  Income tax expense for the six months ended June 30, 2015 was $5.1 million, compared to $3.6 million for the six months ended June 30, 2014. The effective tax rate for the six months ended June 30, 2015 was 37.3%, compared to 35.8% for the six months ended June 30, 2014. The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.  The increase in the effective tax rate for the second quarter and six months ended June 30, 2015, was primarily due to higher pre-tax income, while the net credits related to investment in low income housing limited partnerships and tax-exempt interest income earned on municipal bonds remained relatively flat.
Balance Sheet Review, Capital Management and Credit Quality
Total assets were $1.68 billion at June 30, 2015, compared to $1.48 billion at June 30, 2014, and $1.65 billion at March 31, 2015.
The investment securities available-for-sale portfolio totaled $209.1 million at June 30, 2015, compared to $261.5 million at June 30, 2014, and $200.8 million at March 31, 2015.  At June 30, 2015, the securities available-for-sale portfolio was comprised of $157.6 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $36.3 million of corporate bonds, and $15.2 million of single entity issue trust preferred securities.  The pre-tax unrealized gain on securities available-for-sale at June 30, 2015 was $2.4 million, compared to a pre-tax unrealized gain on securities available-for-sale of $4.5 million at June 30, 2014, and a pre-tax unrealized gain on securities available-for-sale of $5.7 million at March 31, 2015.  During the second quarter of 2015, the Company purchased $20.0 million of agency mortgage-backed securities available-for-sale with an aggregate book yield of 1.89% and duration of 4.89 years.
At June 30, 2015, investment securities held-to-maturity totaled $100.3 million, compared to $96.0 million at June 30, 2014, and $94.6 million at March 31, 2015.  At June 30, 2015, the securities held-to-maturity portfolio, at amortized cost, was comprised of $83.5 million tax-exempt municipal bonds and $16.8 million agency mortgage-backed securities.  During the second quarter of 2015, the Company purchased $3.2 million of agency mortgage-backed securities held-to-maturity with an aggregate book yield of 2.60% and duration of 5.96 years, and purchased $3.6 million of tax-exempt municipal securities held-to-maturity with an aggregate book yield of 2.74% and duration of 13.10 years.
Loans, excluding loans held-for-sale, increased 14% to $1.13 billion at June 30, 2015, from $990.3 million at June 30, 2014, and increased 3% from $1.10 billion at March 31, 2015. The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 42% of the loan portfolio at June 30, 2015, which included $42.3 million of factored receivables at Bay View Funding. Commercial and residential real estate loans accounted for 45% of the total loan portfolio, of which 48% were owner-occupied by businesses.  Consumer and home equity loans accounted for 7% of total loans, and land and construction loans accounted for the remaining 6% of total loans at June 30, 2015.  C&I line usage was 40% at June 30, 2015, compared to 42% at June 30, 2014, and 37% at March 31, 2015.
The yield on the loan portfolio was 5.66% for the second quarter of 2015, compared to 4.78% for the second quarter of 2014, and 5.71% for the first quarter of 2015. The yield on the loan portfolio was 5.69% for the six months ended June 30, 2015, compared to 4.82% for the six months ended June 30, 2014.  The increase in the yield on the loan portfolio for the second quarter and six months ended June 30, 2015 compared to the same periods in 2014, primarily reflects the higher yielding Bay View Funding factored receivables portfolio.
NPAs at June 30, 2015 were $5.3 million, or 0.31% of total assets, compared to $8.7 million, or 0.59% of total assets, at June 30, 2014, and $8.4 million, or 0.51% of total assets, at March 31, 2015.  At June 30, 2015, the NPAs included no loans guaranteed by the SBA.  Foreclosed assets were $421,000 at June 30, 2015, compared to $525,000 at June 30, 2014, and $1.7 million at March 31, 2015.  The following is a breakout of NPAs at the periods indicated:
	End of Period:
NONPERFORMING ASSETS	June 30, 2015		March 31, 2015		June 30, 2014
(in $000's, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial real estate loans	$3,160	60%	$4,151	49%	$1,693	20%
SBA loans	741	14%	799	10%	2,963	34%
Land and construction loans	500	10%	1,290	15%	1,688	19%
Foreclosed assets	421	8%	1,716	20%	525	6%
Home equity and consumer loans	327	6%	342	4%	578	7%
Commercial and industrial loans	104	2%	151	2%	766	9%
Restructured and loans over 90 days past due and accruing	-	0%	-	0%	454	5%
Total nonperforming assets	$5,253	100%	$8,449	100%	$8,667	100%

Classified assets (net of SBA guarantees) were $11.2 million at June 30, 2015, compared to $23.1 million at June 30, 2014, and $16.6 million at March 31, 2015.
The following table summarizes the allowance for loan losses:
	For the Quarter Ended			For the Six Months Ended
ALLOWANCE FOR LOAN LOSSES	June 30,	March 31,	June 30,	June 30,	June 30,
(in $000's, unaudited)	2015	2015	2014	2015	2014
Balance at beginning of period	$18,554	$18,379	$18,817	$18,379	$19,164
Provision (credit) for loan losses during the period	22	(60)	(198)	(38)	(208)
Net (charge-offs) recoveries during the period	181	235	(27)	416	(364)
Balance at end of period	$18,757	$18,554	$18,592	$18,757	$18,592

Total loans	$1,133,603	$1,101,991	$990,341	$1,133,603	$990,341
Total nonperforming loans	$4,832	$6,733	$8,142	$4,832	$8,142

Allowance for loan losses to total loans	1.65%	1.68%	1.88%	1.65%	1.88%
Allowance for loan losses to total nonperforming loans	388.18%	275.57%	228.35%	388.18%	228.35%

The ALLL at June 30, 2015 was 1.65% of total loans, compared to 1.88% at June 30, 2014, and 1.68% at March 31, 2015.  The decrease in the ALLL to total loans at June 30, 2015 from June 30, 2014 was primarily due to increasing loan balances with no default histories, coupled with the decrease in nonperforming assets, improving the quality of the loan portfolio overall.  The ALLL to total nonperforming loans was 388.18% at June 30, 2015, compared to 228.35% at June 30, 2014, and 275.57% at March 31, 2015.
Total deposits increased $179.3 million to $1.45 billion at June 30, 2015, compared to $1.27 billion at June 30, 2014, and increased $23.5 million from $1.42 billion at March 31, 2015.  Noninterest-bearing demand deposits increased $118.0 million at June 30, 2015 from June 30, 2014, and increased $29.9 million from March 31, 2015.  Interest-bearing demand deposits increased $42.9 million at June 30, 2015 from June 30, 2014, and decreased $5.6 million from March 31, 2015.  Savings and money market deposits increased $26.2 million at June 30, 2015 from June 30, 2014, and remained flat from March 31, 2015.  Brokered deposits decreased $7.5 million at June 30, 2015 from June 30, 2014, and decreased $2.0 million from March 31, 2015.  Deposits (excluding all time deposits and CDARS deposits) increased $187.1 million, or 19%, to $1.19 billion at June 30, 2015, from $1.00 billion at June 30, 2014, and increased $24.2 million, or 2%, from $1.17 billion at March 31, 2015.
The total cost of deposits decreased one basis points to 0.15% for the second quarter of 2015, from 0.16% for the second quarter of 2014, and remained the same from the first quarter of 2015. The total cost of deposits decreased 2 basis points to 0.15% for the six months ended June 30, 2015, from 0.17% for the six months ended June 30, 2014.
Tangible equity was $171.1 million at June 30, 2015, compared to $180.2 million at June 30, 2014 and $170.6 million at March 31, 2015.  The decrease in tangible equity at June 30, 2015 from June 30, 2014 was primarily due to the addition of goodwill and other intangible assets from the Bay View Funding acquisition and an increase in accumulated other comprehensive loss, partially offset by an increase in retained earnings.  Tangible book value per common share was $5.70 at June 30, 2015, compared to $6.09 at June 30, 2014, and $5.70 at March 31, 2015.  There were 21,004 shares of Series C Preferred Stock outstanding at June 30, 2015, June 30, 2014, and March 31, 2015, and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.  Pro forma tangible book value per common share, assuming the Company’s outstanding Series C Preferred Stock was converted into common stock, was $5.31 at June 30, 2015, compared to $5.64 at June 30, 2014, and $5.31 at March 31, 2015.
Accumulated other comprehensive loss was ($3.3) million at June 30, 2015, compared to accumulated other comprehensive loss of ($92,000) a year ago, and accumulated other comprehensive loss of ($1.3) million at March 31, 2015. The unrealized gain on securities available-for-sale included in accumulated other comprehensive loss was an unrealized gain of $1.4 million, net of taxes, at June 30, 2015, compared to an unrealized gain of $2.6 million, net of taxes, at June 30, 2014, and an unrealized gain of $3.3 million, net of taxes, at March 31, 2015.  The components of accumulated other comprehensive loss, net of taxes, at June 30, 2015 include the following: an unrealized gain on available-for-sale securities of $1.4 million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $418,000; a split dollar insurance contracts liability of ($2.1) million; a supplemental executive retirement plan liability of ($3.8) million; and an unrealized gain on interest-only strip from SBA loans of $836,000.
Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business‑essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer
These forward‑looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. The forward‑looking statements could be affected by many factors, including but not limited to: (1) local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including, the allowance for loan losses; (2) changes in the financial performance or condition of the Company’s customers, or changes in the performance or creditworthiness of our customers’ suppliers or other counterparties, which could lead to decreased loan utilization rates, delinquencies, or defaults and could negatively affect our customers’ ability to meet certain credit obligations; (3) volatility in credit and equity markets and its effect on the global economy; (4) changes in consumer spending, borrowings and saving habits; (5) competition for loans and deposits and failure to attract or retain deposits and loans; (6) our ability to increase market share and control expenses; (7) our ability to develop and promote customer acceptance of new products and services in a timely manner; (8) risks associated with concentrations in real estate related loans; (9) other‑than‑temporary impairment charges to our securities portfolio; (10) an oversupply of inventory and deterioration in values of California commercial real estate; (11) a prolonged slowdown in construction activity; (12) changes in the level of nonperforming assets and charge‑offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (13) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (14) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (15) our ability to raise capital or incur debt on reasonable terms; (16) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (17) the impact of reputational risk on such matters as business generation and retention, funding and liquidity; (18) the impact of cyber security attacks or other disruptions to the Company’s information systems and any resulting compromise of data or disruptions in service; (19) the effect and uncertain impact on the Company of the enactment of the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (20) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (21) changes in the competitive environment among financial or bank holding companies and other financial service providers; (22) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (23) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (24) the successful completion of the Focus Business Bank merger, integration of the business, employees and operations of Focus Business Bank with the Company and our ability to achieve the projected synergies of this acquisition; and (25) our success in managing the risks involved in the foregoing factors.
Member FDIC

	For the Quarter Ended:			Percent Change From:				For the Six Months Ended:
CONSOLIDATED INCOME STATEMENTS	June 30,	March 31,	June 30,	March 31,		June 30,		June 30,	June 30,	Percent
(in $000's, unaudited)	2015	2015	2014	2015		2014		2015	2014	Change
Interest income	$18,175	$17,366	$14,192	5%		28%		$35,541	$28,047	27%
Interest expense	533	508	507	5%		5%		1,041	1,028	1%
Net interest income before provision for loan losses	17,642	16,858	13,685	5%		29%		34,500	27,019	28%
Provision (credit) for loan losses	22	(60)	(198)	137%		111%		(38)	(208)	82%
Net interest income after provision for loan losses	17,620	16,918	13,883	4%		27%		34,538	27,227	27%
Noninterest income:
Service charges and fees on deposit accounts	715	623	646	15%		11%		1,338	1,266	6%
Increase in cash surrender value of life insurance	396	400	397	-1%		0%		796	795	0%
Servicing income	299	306	313	-2%		-4%		605	661	-8%
Gain on sales of SBA loans	186	207	442	-10%		-58%		393	599	-34%
Gain on sales of securities	-	-	-	N/	A	N/	A	-	50	-100%
Other	568	390	249	46%		128%		958	693	38%
Total noninterest income	2,164	1,926	2,047	12%		6%		4,090	4,064	1%

Noninterest expense:
Salaries and employee benefits	7,712	8,042	6,819	-4%		13%		15,754	13,062	21%
Occupancy and equipment	1,045	1,045	987	0%		6%		2,090	1,932	8%
Professional fees	239	95	126	152%		90%		334	712	-53%
Other	3,621	3,094	2,837	17%		28%		6,715	5,609	20%
Total noninterest expense	12,617	12,276	10,769	3%		17%		24,893	21,315	17%
Income before income taxes	7,167	6,568	5,161	9%		39%		13,735	9,976	38%
Income tax expense	2,690	2,430	1,837	11%		46%		5,120	3,576	43%
Net income	4,477	4,138	3,324	8%		35%		8,615	6,400	35%
Dividends on preferred stock	(448)	(448)	(224)	0%		100%		(896)	(448)	100%
Net income available to common shareholders	4,029	3,690	3,100	9%		30%		7,719	5,952	30%
Undistributed earnings allocated to Series C preferred stock	(331)	(274)	(358)	21%		-8%		(605)	(673)	-10%
Distributed and undistributed earnings allocated to common
shareholders	$3,698	$3,416	$2,742	8%		35%		$7,114	$5,279	35%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.14	$0.13	$0.10	8%		40%		$0.27	$0.20	35%
Diluted earnings per share	$0.14	$0.13	$0.10	8%		40%		$0.27	$0.20	35%
Weighted average shares outstanding - basic	26,573,909	26,509,723	26,370,510	0%		1%		26,541,816	26,365,167	1%
Weighted average shares outstanding - diluted	26,767,255	26,680,253	26,503,401	0%		1%		26,724,260	26,493,466	1%
Common shares outstanding at period-end	26,596,094	26,522,739	26,370,510	0%		1%		26,596,094	26,370,510	1%
Pro forma common shares outstanding at period-end, assuming
Series C preferred stock was converted into common stock	32,197,094	32,123,739	31,971,510	0%		1%		32,197,094	31,971,510	1%
Book value per share	$6.30	$6.31	$6.14	0%		3%		$6.30	$6.14	3%
Tangible book value per share	$5.70	$5.70	$6.09	0%		-6%		$5.70	$6.09	-6%
Pro forma tangible book value per share, assuming Series C
preferred stock was converted into common stock	$5.31	$5.31	$5.64	0%		-6%		$5.31	$5.64	-6%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	9.59%	9.04%	7.45%	6%		29%		9.32%	7.28%	28%
Annualized return on average tangible equity	10.49%	9.89%	7.51%	6%		40%		10.20%	7.33%	39%
Annualized return on average assets	1.08%	1.03%	0.91%	5%		19%		1.05%	0.88%	19%
Annualized return on average tangible assets	1.09%	1.04%	0.91%	5%		20%		1.06%	0.88%	20%
Annualized return before income taxes and provision (credit) for
loan losses to average assets	1.73%	1.61%	1.36%	7%		27%		1.67%	1.35%	24%
Net interest margin	4.66%	4.58%	4.07%	2%		14%		4.62%	4.06%	14%
Efficiency ratio	63.70%	65.35%	68.45%	-3%		-7%		64.51%	68.57%	-6%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,664,568	$1,634,923	$1,469,085	2%		13%		$1,649,839	$1,464,008	13%
Average tangible assets	$1,648,505	$1,619,006	$1,467,718	2%		12%		$1,633,686	$1,462,583	12%
Average earning assets	$1,542,551	$1,516,284	$1,373,957	2%		12%		$1,529,490	$1,367,973	12%
Average loans held-for-sale	$1,748	$987	$4,135	77%		-58%		$1,370	$3,717	-63%
Average total loans	$1,106,158	$1,064,849	$970,538	4%		14%		$1,085,618	$948,911	14%
Average deposits	$1,428,469	$1,403,636	$1,257,121	2%		14%		$1,416,121	$1,253,644	13%
Average demand deposits - noninterest-bearing	$550,869	$530,552	$436,018	4%		26%		$540,767	$432,501	25%
Average interest-bearing deposits	$877,600	$873,084	$821,103	1%		7%		$875,354	$821,143	7%
Average interest-bearing liabilities	$877,613	$873,135	$822,660	1%		7%		$875,392	$821,955	7%
Average equity	$187,179	$185,620	$178,963	1%		5%		$186,400	$177,377	5%
Average tangible equity	$171,116	$169,703	$177,596	1%		-4%		$170,247	$175,952	-3%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	June 30,	March 31,	June 30,	March 31,	June 30,
(in $000's, unaudited)	2015	2015	2014	2015	2014
ASSETS
Cash and due from banks	$36,960	$27,388	$32,162	35%	15%
Federal funds sold and interest-bearing
deposits in other financial institutions	94,308	124,388	17,256	-24%	447%
Securities available-for-sale, at fair value	209,092	200,768	261,489	4%	-20%
Securities held-to-maturity, at amortized cost	100,321	94,588	95,972	6%	5%
Loans held-for-sale - SBA, including deferred costs	3,794	1,390	2,269	173%	67%
Loans:
Commercial	471,651	458,498	415,557	3%	13%
Real estate:
Commercial and residential	508,497	487,475	454,676	4%	12%
Land and construction	68,666	74,972	47,758	-8%	44%
Home equity	71,579	65,243	56,743	10%	26%
Consumer	13,739	16,200	16,112	-15%	-15%
Loans	1,134,132	1,102,388	990,846	3%	14%
Deferred loan fees	(529)	(397)	(505)	33%	5%
Total loans, net of deferred fees	1,133,603	1,101,991	990,341	3%	14%
Allowance for loan losses	(18,757)	(18,554)	(18,592)	1%	1%
Loans, net	1,114,846	1,083,437	971,749	3%	15%
Company owned life insurance	52,052	51,657	50,452	1%	3%
Premises and equipment, net	7,249	7,340	7,237	-1%	0%
Goodwill	13,055	13,054	-	0%	N/	A
Other intangible assets	2,898	3,087	1,297	-6%	123%
Accrued interest receivable and other assets	45,631	45,790	40,736	0%	12%
Total assets	$1,680,206	$1,652,887	$1,480,619	2%	13%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$574,210	$544,339	$456,235	5%	26%
Demand, interest-bearing	235,922	241,477	193,041	-2%	22%
Savings and money market	380,398	380,486	354,175	0%	7%
Time deposits-under $250	55,571	55,747	57,987	0%	-4%
Time deposits-$250 and over	160,106	163,066	158,011	-2%	1%
Time deposits - brokered	26,139	28,126	33,614	-7%	-22%
CDARS - money market and time deposits	14,791	10,408	14,785	42%	0%
Total deposits	1,447,137	1,423,649	1,267,848	2%	14%
Accrued interest payable and other liabilities	46,030	42,461	31,246	8%	47%
Total liabilities	1,493,167	1,466,110	1,299,094	2%	15%

Shareholders' Equity:
Series C preferred stock, net	19,519	19,519	19,519	0%	0%
Common stock	134,307	133,992	132,911	0%	1%
Retained earnings	36,484	34,583	29,187	5%	25%
Accumulated other comprehensive loss	(3,271)	(1,317)	(92)	-148%	-3455%
Total shareholders' equity	187,039	186,777	181,525	0%	3%
Total liabilities and shareholders' equity	$1,680,206	$1,652,887	$1,480,619	2%	13%

	End of Period:			Percent Change From:
	June 30,	March 31,	June 30,	March 31,		June 30,
	2015	2015	2014	2015		2014
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans - held-for-investment	$4,832	$6,733	$7,688	-28%		-37%
Restructured and loans over 90 days past due and still accruing	-	-	454	N/	A	-100%
Total nonperforming loans	4,832	6,733	8,142	-28%		-41%
Foreclosed assets	421	1,716	525	-75%		-20%
Total nonperforming assets	$5,253	$8,449	$8,667	-38%		-39%
Other restructured loans still accruing	$158	$163	$1,180	-3%		-87%
Net (recoveries) charge-offs during the quarter	$(181)	$(235)	$27	23%		-770%
Provision (credit) for loan losses during the quarter	$22	$(60)	$(198)	137%		111%
Allowance for loan losses	$18,757	$18,554	$18,592	1%		1%
Classified assets(1)	$11,168	$16,647	$23,092	-33%		-52%
Allowance for loan losses to total loans	1.65%	1.68%	1.88%	-2%		-12%
Allowance for loan losses to total nonperforming loans	388.18%	275.57%	228.35%	41%		70%
Nonperforming assets to total assets	0.31%	0.51%	0.59%	-39%		-47%
Nonperforming loans to total loans	0.43%	0.61%	0.82%	-30%		-48%
Classified assets* to Heritage Commerce Corp Tier 1
capital plus allowance for loan losses	6%	9%	12%	-33%		-50%
Classified assets* to Heritage Bank of Commerce Tier 1
capital plus allowance for loan losses	6%	9%	13%	-33%		-54%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Heritage Commerce Corp:
Tangible equity	$171,086	$170,636	$180,228	0%		-5%
Tangible common equity	$151,567	$151,117	$160,709	0%		-6%
Shareholders' equity / total assets	11.13%	11.30%	12.26%	-2%		-9%
Tangible equity / tangible assets	10.28%	10.43%	12.18%	-1%		-16%
Tangible common equity / tangible assets	9.11%	9.23%	10.86%	-1%		-16%
Loan to deposit ratio	78.33%	77.41%	78.11%	1%		0%
Noninterest-bearing deposits / total deposits	39.68%	38.24%	35.98%	4%		10%
Total risk-based capital ratio(2)	13.0%	13.0%	15.1%	0%		-14%
Tier 1 risk-based capital ratio(2)	11.8%	11.7%	13.9%	1%		-15%
Common Equity Tier 1 risk-based capital ratio(2)	10.5%	10.4%	N/A	1%		N/	A
Leverage ratio(2)	10.6%	10.5%	12.0%	1%		-12%

Heritage Bank of Commerce:
Total risk-based capital ratio(2)	12.6%	12.3%	14.1%	2%		-11%
Tier 1 risk-based capital ratio(2)	11.3%	11.0%	12.9%	3%		-12%
Common Equity Tier 1 risk-based capital ratio(2)	11.3%	11.0%	N/A	3%		N/	A
Leverage ratio(2)	10.2%	10.0%	11.2%	2%		-9%

(1)Net of SBA guarantees
(2)June 30, 2015 and March 31, 2015 capital ratios are based on the Basel III regulatory requirements;
June 30, 2014 capital ratios are based on the Basel I regulatory requirements.

	For the Quarter Ended			For the Quarter Ended
	June 30, 2015			June 30, 2014
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,107,906	$15,643	5.66%	$974,673	$11,617	4.78%
Securities - taxable	238,801	1,937	3.25%	287,841	2,047	2.85%
Securities - tax exempt(2)	80,943	792	3.92%	79,845	779	3.91%
Federal funds sold and interest-bearing
deposits in other financial institutions	114,901	80	0.28%	31,598	22	0.28%
Total interest earning assets(2)	1,542,551	18,452	4.80%	1,373,957	14,465	4.22%
Cash and due from banks	27,996			23,919
Premises and equipment, net	7,342			7,212
Goodwill and other intangible assets	16,063			1,367
Other assets	70,616			62,630
Total assets	$1,664,568			$1,469,085

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$550,869			$436,018

Demand, interest-bearing	235,860	105	0.18%	199,010	82	0.17%
Savings and money market	382,751	198	0.21%	354,826	166	0.19%
Time deposits - under $100	19,065	14	0.29%	20,610	16	0.31%
Time deposits - $100 and over	199,615	161	0.32%	194,483	157	0.32%
Time deposits - brokered	26,790	53	0.79%	37,766	83	0.88%
CDARS - money market and time deposits	13,519	2	0.06%	14,408	2	0.06%
Total interest-bearing deposits	877,600	533	0.24%	821,103	506	0.25%
Total deposits	1,428,469	533	0.15%	1,257,121	506	0.16%

Short-term borrowings	13	-	0.00%	1,557	1	0.26%
Total interest-bearing liabilities	877,613	533	0.24%	822,660	507	0.25%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,428,482	533	0.15%	1,258,678	507	0.16%
Other liabilities	48,907			31,444
Total liabilities	1,477,389			1,290,122
Shareholders' equity	187,179			178,963
Total liabilities and shareholders' equity	$1,664,568			$1,469,085

Net interest income(2) / margin		17,919	4.66%		13,958	4.07%
Less tax equivalent adjustment(2)		(277)			(273)
Net interest income		$17,642			$13,685

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

	For the Six Months Ended			For the Six Months Ended
	June 30, 2015			June 30, 2014
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,086,988	$30,647	5.69%	$952,628	$22,756	4.82%
Securities - taxable	234,651	3,716	3.19%	287,946	4,217	2.95%
Securities - tax exempt(2)	80,410	1,571	3.94%	79,895	1,557	3.93%
Federal funds sold and interest-bearing
deposits in other financial institutions	127,441	157	0.25%	47,504	62	0.26%
Total interest earning assets(2)	1,529,490	36,091	4.76%	1,367,973	28,592	4.21%
Cash and due from banks	27,628			24,323
Premises and equipment, net	7,397			7,224
Goodwill and other intangible assets	16,153			1,425
Other assets	69,171			63,063
Total assets	$1,649,839			$1,464,008

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$540,767			$432,501

Demand, interest-bearing	233,669	205	0.18%	199,207	159	0.16%
Savings and money market	382,385	383	0.20%	346,251	317	0.18%
Time deposits - under $100	19,370	29	0.30%	20,887	33	0.32%
Time deposits - $100 and over	200,277	312	0.31%	194,644	316	0.33%
Time deposits - brokered	27,450	108	0.79%	43,384	199	0.92%
CDARS - money market and time deposits	12,203	4	0.07%	16,770	3	0.04%
Total interest-bearing deposits	875,354	1,041	0.24%	821,143	1,027	0.25%
Total deposits	1,416,121	1,041	0.15%	1,253,644	1,027	0.17%

Short-term borrowings	38	-	0.00%	812	1	0.25%
Total interest-bearing liabilities	875,392	1,041		821,955	1,028	0.25%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,416,159	1,041	0.15%	1,254,456	1,028	0.17%
Other liabilities	47,280			32,175
Total liabilities	1,463,439			1,286,631
Shareholders' equity	186,400			177,377
Total liabilities and shareholders' equity	$1,649,839			$1,464,008

Net interest income(2) / margin		35,050	4.62%		27,564	4.06%
Less tax equivalent adjustment(2)		(550)			(545)
Net interest income		$34,500			$27,019

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.